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                                                                    EXHIBIT 99.1

Bell Atlantic                                                              NYNEX



FOR IMMEDIATE RELEASE:
                              Contacts:  BELL ATLANTIC
                                         Eric Rabe, (215) 963-6531
                                         Shannon Fioravanti, (703) 974-1720

                                         NYNEX
                                         Susan Kraus, (212) 395-2355
                                         David Frail, (212) 395-0500


               BELL ATLANTIC AND NYNEX AGREE TO MERGER OF EQUALS

                             UNITES NATURAL MARKET

                 MERGER WILL CREATE MARKET LEADER AND NATION'S
                   SECOND LARGEST TELECOMMUNICATIONS COMPANY

     PHILADELPHIA/NEW YORK, (April 22, 1996) -- The boards of directors of Bell Atlantic (NYSE:BEL) and NYNEX (NYSE:NYN) have unanimously approved a definitive agreement for a merger of equals between the two corporations with a combined market value in excess of $50 billion.

     The merger will create the nation's second largest telecommunications company, with 133,000 employees, 1995 revenues of $27.8 billion (including unconsolidated wireless) and earnings of $3.1 billion (after adjustments for special items). The company will provide telecommunications, entertainment and information services to 26 million customers in 13 Northeastern and Middle Atlantic states and the District of Columbia -- the most communications-intensive region of the country -- as well as to customers throughout the nation and the world. The new company will also be one of the world's largest providers of wireless communications, serving 3.6 million customers.

     The name of the new company will be Bell Atlantic. The corporate headquarters will be in New York City. The new company will maintain significant operations in Boston, Philadelphia, and Arlington, Va.

     Under the terms of the agreement, NYNEX shareholders will receive one share in the new company for each NYNEX share owned and Bell Atlantic shareholders will receive 1.302 shares in the new company for each Bell Atlantic share owned. The transaction is expected to be accounted for as a pooling of interests and to be tax-free to both companies' shareholders. Closing is expected within 12 months.
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     The board of directors of the new company will consist of an equal number of members from each company's board.

     Raymond W. Smith, chairman and chief executive officer of Bell Atlantic, will be the chairman and chief executive officer of the new company. Ivan G. Seidenberg, chairman and chief executive officer of NYNEX, will be vice chairman, president and chief operating officer. According to the terms of the agreement, Seidenberg will become chief executive officer of the new company approximately one year after the closing of the merger, and chairman upon Smith's retirement.

     The designated key management team for the new company will consist of top managers from Bell Atlantic and NYNEX. The new chief financial officer and executive vice president, Finance and Corporate Development, will be Frederic V. Salerno, currently vice chairman, Finance and Business Development, NYNEX.

     The heads of the major business units will be:

     . Lawrence T. Babbio, Jr., currently vice chairman, Bell Atlantic, will be president and CEO, Wireless & Global Enterprises;

     . James G. Cullen, currently vice chairman, Bell Atlantic, will be president and CEO, Telecom Group;

     . Richard A. Jalkut, currently president and group executive, NYNEX, will be president and CEO, Network Services.

     "This new company will serve the world's best communications marketplace. By combining, we will be able to increase our revenues, reduce our costs, and improve our service. Under a single brand we will build on our common strengths and provide our customers with tremendous value," Smith said.

     "This is the most natural partnership in the world. We have worked well together for years," Smith continued. "We are already a team with a successful track record. Bell Atlantic NYNEX Mobile has shown that we can integrate two independent businesses efficiently, with consistent and innovative service to customers, fair treatment of employees and positive financial results for shareholders. In less than two years, Bell Atlantic NYNEX Mobile has achieved a market leadership position with innovative products, faster customer growth and sharply improved profitability.

     "Our two companies have a significant global presence, with major operations in Europe, Asia, Latin America and New Zealand," Smith added. "We will build on our new partnership to strengthen our international businesses.
For example, Fiber-optic Link Around the Globe (FLAG) -- global fiber facilities from the U.K. to Japan, which NYNEX is now building -- will give us expanded opportunities to enter into high growth markets."
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     Seidenberg said, "We must remain strong at home if we are to compete in the rapidly growing global communications marketplace. Innovative marketing, quality of service and continuing the development of a modern network will be our top priorities. In 1995, Bell Atlantic and NYNEX invested nearly $5 billion in wireline network facilities and an additional $700 million in our Bell Atlantic NYNEX Mobile wireless business. The new company will maintain a strong local presence through investment and employment in the states we serve and will continue our long-standing traditions of community involvement and corporate citizenship.

     "We are working to implement the vision of the Telecommunications Act of 1996. We remain committed to opening our own markets to competition so that we can quickly enter new markets such as long distance," Seidenberg added.

     "We will compete aggressively for the long distance traffic originating in the Northeast Corridor," said Seidenberg. "With over $20 billion of long distance traffic originating within our region, we see this as a significant business opportunity. About 45 percent of that traffic both originates and terminates within our new region and could be carried economically over the network of the new Bell Atlantic; this is a significantly higher volume than the two companies would carry separately.

     "We are particularly excited by the opportunities in the international long distance marketplace. Our customers currently account for approximately 35 percent of all U.S. international calls, with a high concentration of traffic moving to and from Canada, Europe and Japan," Seidenberg added.

     The companies expect that, excluding special transition and integration charges, the merger will be accretive to recurring earnings per share in the first year after closing. With an expanded presence in key communications and information markets, the new Bell Atlantic expects increased opportunities for long-term growth in both revenues and earnings.

     Recurring expense savings from this proposed business combination are expected to grow to approximately $600 million annually by the third year following closing. They will consist of approximately $300 million in savings from operations systems and other administrative costs and approximately $300 million in savings from a reduction of 3,000 primarily corporate and administrative management positions.

     Transition and integration charges of $500 million are anticipated in the first year following the completion of the merger. An additional $200-400 million in charges are anticipated over the two succeeding years. Annual capital expenditures for the new company should reflect approximately $250-$300 million of incremental purchasing efficiencies. The new company is expected to have total cash savings of $850-900 million per year. These savings, coupled with new revenue and margin opportunities in long distance, video and other network services, are expected to create substantial shareholder value for the new Bell Atlantic.

     "We will continue to act responsibly toward our employees, especially those affected by this merger, and will continue to aggressively pursue redeployment opportunities for affected personnel," Seidenberg said. "When we created Bell Atlantic NYNEX Mobile, we experienced an
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initial consolidation of jobs followed by significant marketplace expansion, redeployment and the creation of new jobs."

     The combined company will retain a strong financial position in the industry as evidenced by its current combined net cash from operations of over $7.5 billion. The merger is expected to produce even stronger cash flow margins through the increase in revenue growth and reduction of costs. This will facilitate the company's ability to internally finance its operations, capital expenditures, and dividends while maintaining a strong credit rating, thereby providing the financial flexibility to be a major competitor in the industry.

     The new company's dividend policy will be determined by its Board of Directors after closing. It is anticipated that the dividend per share for the new company will initially be set at $2.36, which is the current level that NYNEX shareholders receive. Since NYNEX shareholders will receive one share in the new company for each share of NYNEX stock, their initial cash dividend is not expected to change. Given that Bell Atlantic shareholders will receive 1.302 shares in the new company for each Bell Atlantic share that they own, their equivalent cash dividend is expected to be effectively $3.07, a 6.7% increase over the current $2.88 per share. The new company will remain committed to providing competitive dividends to its shareholders, viewing dividends as an important component of shareholder value.

     The new company will organize along customer and service segments dedicated to consumer, large and small business, network integration, long distance, federal systems, video and Internet segments, among others. These lines of business will have considerable autonomy to improve operating ratios, revenue and margin growth, expense control and performance results. The new company will drive faster product development, create new and more efficient distribution channels, and dramatically improve customer service.

     The merger is subject to the approval of the shareholders of both companies; special shareholder meetings will be held later this year. In addition, approvals will be required from federal and state agencies.

     Merrill Lynch & Co., Inc. acted as financial advisor and provided a fairness opinion to Bell Atlantic.

     Bear, Stearns & Co. Inc. acted as financial advisor and provided a fairness opinion to NYNEX. Morgan Stanley & Co. Incorporated also provided a fairness opinion to NYNEX.

INTERNET USERS: This news release, and other information relating to this proposed merger, can be found on the Bell Atlantic NYNEX merger World Wide Web site (http://www.bell-atl.com/nynex), as well as Bell Atlantic's and NYNEX's sites on the World Wide Web (http://www.ba.com, http://www.nynex.com), on gopher (gopher://ba.com) or by ftp (ftp://ba.com/pub).

                                      ###
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     Information contained in this release with respect to the expected financial impact of the proposed merger is forward-looking. These statements represent the companies' reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include: materially adverse changes in economic conditions in the markets served by the companies; substantial delay in the expected closing of the merger; and a significant change in the timing of when the companies expect to be permitted to offer long distance services within their regions.